Exhibit 10.25

ASSIGNMENT AND ASSUMPTION OF AGREEMENT

(BH University Towers)

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, BH UNIVERSITY TOWERS, LLC, a Delaware limited liability company (“Assignor”), hereby assigns to UNIVERSITY TOWERS AUSTIN LLC, a Delaware limited liability company (“Assignee”), all of Assignor’s rights, titles, interests, liabilities, duties and obligations under and in regard to that certain Agreement of Sale dated as of December 7, 2011 by and between Assignor, as purchaser, and Fairfield 24th Street Towers, Ltd., a Texas limited partnership (“Seller”), as seller, as amended by a First Amendment to Agreement of Sale dated effective December 16, 2011 (collectively, the “Purchase Contract”), for the purchase and sale of the real and personal property more particularly described in the Purchase Contract (collectively the “Property”); together with, to the extent assignable and in Assignor’s possession and without representation or warranty, all rights, titles and interests in and to any and all of the following to the extent they concern the Property and are transferrable: (i) any information provided to Assignor by Seller or any broker or other agent of Seller, (ii) all earnest money deposits under the Purchase Contract, (iii) title commitments, (iv) surveys, (v) appraisals, (vi) engineering reports, environmental reports, or other property condition reports or letters, (vii) third-party estoppel, consent or approval letters, (viii) zoning reports, verification letters, and opinions, (ix) permits and licenses, and permit or license applications, fees or deposits and/or (xiii) any similar items owned or held by Assignor in regard to the Property and/or the subject matter of the Purchase Contract (collectively, with the Purchase Contract, the “Purchaser Rights and Obligations”).

In consideration of this assignment, Assignee and Assignor shall cause the release to Assignor the sum of $450,000 (the “Earnest Money Reimbursement”) deposited by Assignor as part of the Initial Earnest Money Deposit pursuant to the Purchase Contract. If Assignor has not received confirmation satisfactorily to Assignor in its sole discretion that the Earnest Money Reimbursement has been wired to Assignor by 5:00 Eastern Time on December 28, 2011, then Assignor is permitted to deliver a Notice of Disapproval (as defined in the Purchase Contract) to Seller pursuant to the provisions of Section 17(f) of the Purchase Contract. Assignor shall provide Assignee with a copy of the Notice of Disapproval. Assignee releases Assignor for all claims, demands, liabilities and damages if Assignor delivers a Notice of Disapproval to Seller. This Assignment and Assumption Agreement shall only become effective upon receipt by Assignor of the Earnest Money Reimbursement.

Assignor hereby covenants, represents and warrants to Assignee that (i) Assignor has not previously assigned, mortgaged, hypothecated or otherwise transferred any of the Purchaser Rights and Obligations, and Assignor has entered into no agreements with any party other than Seller and Assignee relating to the Property, (ii) Assignor has the full power, right and authority, without breaching or causing a default under any of the Purchaser Rights and Obligations or conflicting with or resulting in the breach of any of the terms, conditions, or provisions of Assignor’s organizational documents or operating agreement or of any agreement, instrument, order, judgment or decree to which Assignor is a party or by which Assignor or any of Assignor’s assets are bound, to hereby transfer and convey the Purchaser Rights and Obligations to Assignee without obtaining any consent, approval or permit from any person (excluding the consent from the Seller) that has not been obtained, (iii) Assignor (a) is not in receivership or dissolution, (b) has not made an assignment for the benefit of creditors or admitted in writing its inability to pay its debts as they mature, and (c) has not been adjudicated a bankrupt or filed a petition in voluntary bankruptcy or a petition or answer seeking reorganization or an arrangement with creditors under the Federal bankruptcy law or any other similar law or statute of the United States or any jurisdiction and no such petition has been filed against Assignor, (iv) to Assignor’s actual knowledge (after reasonable inquiry), there is no event of default existing under the Purchase Contract nor any condition that, with the giving of notice and the passing of time, will become an event of default, and (v) Assignor will fully cooperate with Assignee in order to effectuate a complete and final assignment and transfer of all of the Purchaser Rights and Obligations into Assignee’s name, with full recognition thereof by each other person who is a party to or has an interest in, any of the Purchaser Rights and Obligations.

Assignee hereby (i) agrees to and shall assume, perform and be fully responsible for the performance of all of the duties, liabilities and obligations of Assignor under the Purchase Contract arising on or after the date of this Assignment (the “Effective Date”), and (ii) agrees to fully release Assignor from all obligations and responsibilities and any liability associated with the Purchase Contract arising from and after the Effective Date, and agrees to accept and assume same and to indemnify and hold harmless Assignor, its officers, managers, members, employees and agents, from and against any and all claims, liabilities, damages, losses, expenses or costs (including reasonable attorneys’ fees) arising therefrom.

All of the provisions, covenants and agreements contained in this Assignment shall extend to and be binding upon the respective legal representatives, successors and assigns of Assignor and Assignee. This Assignment represents the entire agreement between Assignor and Assignee with respect to the subject matter of this Assignment, and all prior or contemporaneous agreements regarding such matters are hereby rendered null and void and of no force and effect.

This Assignment may be executed by facsimile or by original signature in any number of counterparts, each of which when executed and delivered, will be deemed an original and all of which taken together, will be deemed one and the same agreement.

[EXECUTION ON FOLLOWING PAGES]

WITNESS THE EXECUTION HEREOF, UNDER SEAL, as of this 27 day of December, 2011 (the “Effective Date”).

ASSIGNOR:

BH UNIVERSITY TOWERS, LLC, a Delaware limited liability company

By:	Behringer Harvard Opportunity OP II, LP,
a Delaware limited partnership,
its manager

By: BHO II, Inc., a Delaware corporation
Its general partnership

	By:	/s/ James D. Fant
	Name:	James D. Fant
	Title:	Senior Vice President

ASSIGNEE:

UNIVERSITY TOWERS AUSTIN LLC a Delaware limited liability company

By:			,
	a		,
its managing member

	By:	Cardinal Group Investments LLC,
a Delaware limited liability company,
		its	Manager

		By:	/s/ Jason Luker
Jason Luker, Manager